                                                                    EXHIBIT 21.1
                         SUBSIDIARIES OF THE REGISTRANT

Telematics Wireless Ltd.
Ituran Beheer B.V.
Ituran-Network Ltd.
Ituran Cellular Communication Ltd.
Hotas Holding Ltd.
Ituran U.S.A. Inc.
Ituran NY Corporation
Ituran Florida Corporation
Ituran License Corporation
Ituran de Argentina S.A.
Teleran Holding Ltda.
Teleran Localizacao e Controle Ltda.
Ituran Servicios Ltda.